UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2008

HEALTH SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-24681	82-1513245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 North Reo Street, Suite 300, Tampa, FL 33609		75201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 282-3303

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On October 13, 2008, Health Systems Solutions, Inc., a Nevada corporation (“HSS”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among HSS, HSS Acquisition Corp., a Delaware corporation and wholly owned subsidiary of HSS (“Merger Sub”), and Emageon Inc., a Delaware corporation (“Emageon”).  Pursuant to the Merger Agreement, HSS will acquire Emageon subject to the approval of Emageon’s shareholders, as well as certain other closing conditions set forth in the Merger Agreement.  The Merger Agreement provides that Merger Sub will be merged with and into Emageon, as a result of which Emageon will become a wholly owned subsidiary of HSS (the “Merger”).  In connection with the closing of the Merger Agreement, each share of common stock of Emageon issued and outstanding immediately prior to the effective time of the Merger, other than shares owned by HSS, Merger Sub or Emageon, will be cancelled and converted into the right to receive $2.85 in cash, for an aggregate purchase price of approximately $62 million.

Concurrently with the execution of the Merger Agreement, HSS entered into that certain Convertible Secured Debenture Purchase Agreement (the “Financing Agreement”), dated as of October 12, 2008, by and between HSS and Stanford International Bank Limited, which beneficially owns approximately 86% of HSS’s common stock, for the purpose of obtaining financing to complete the transactions contemplated by the Merger Agreement.

Additional information regarding the Merger Agreement, the Financing Agreement and other agreements and transactions related thereto will be disclosed in another Current Report on Form 8-K to be filed by October 17, 2008.

Item 8.01.   Other Events.

On October 13, 2008, HSS and Emageon filed a joint press release regarding the Merger and related transactions.  A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.           Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 13, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2008	HEALTH SYSTEMS SOLUTIONS, INC.

	By:	/s/ Michael G. Levine
Name: Michael G. Levine
Title: Chief Financial Officer